Exhibit 99.1

FOR RELEASE May 6, 2015

China Biologic Reports Financial Results for the

First Quarter of 2015

1Q15 Total Sales Increases 25% to $70.4 Million

1Q15 Non-GAAP Net Income Increases 30.9% to $ 25.0 Million

Raises FY15 Total Sales Forecast

BEIJING, China – May 6, 2015 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the first quarter of 2015.

First Quarter 2015 Financial Highlights

•	Total sales in the first quarter of 2015 increased by 25.0% to $70.4 million from $56.3 million in the same quarter of 2014.
•	Gross profit increased by 18.9% to $45.9 million from $38.6 million in the same quarter of 2014. Gross margin decreased by 330 basis points to 65.2% in the first quarter of 2015 from 68.5% in the first quarter of 2014.
•	Income from operations increased by 23.9% to $34.7 million from $28.0 million in the same quarter of 2014. Operating margin decreased slightly to 49.3% in the first quarter of 2015 from 49.7% in the same quarter of 2014.
•	Net income attributable to the Company increased by 26.8% to $23.2 million from $18.3 million in the same quarter of 2014. Fully diluted net income per share was $0.87 in the first quarter of 2015 as compared to $0.69 in the same quarter of 2014.
•	Non-GAAP adjusted net income attributable to the Company was $25.0 million, representing a 30.9% increase from $19.1 million in the same quarter of 2014. Non-GAAP adjusted net income per share was $0.94, compared to $0.73 in the same quarter of 2014.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to report strong financial results for the first quarter of 2015, with sales, net income and plasma collection all achieving double-digit growth. Incremental revenue growth and net margin improvement were largely attributable to increased sales of IVIG and placenta polypeptide products. We continue to succeed in increasing the sales of IVIG products in tier-one cities by utilizing pre-reserved plasma pastes for IVIG production. During the reporting quarter, our Guizhou facility experienced a greater than 50% sales increase over the prior year now that our GMP upgrade is complete and production has fully resumed. Additionally, the remodeled, expanded production capacity for our placenta polypeptide products resulted in increased sales volume and reduced selling expenses through the utilization of internal resources for promotional efforts. Also during the reporting quarter, we significantly improved plasma utilization efficiency, demonstrated by a 63% increase in sales revenue from our human coagulation factor VIII and initiated commercial sales of first batches of human prothrombin complex concentrate.”

Mr. Gao continued, “Operationally, we continue to make good strides to strengthen our long-term growth potential. We were excited to announce that our Guizhou Taibang facility recently received a special approval from CFDA to purchase up to approximately 143 tonnes of source plasma and plasma pastes from a local plasma manufacturer. With the CFDA’s special approval, this plasma purchase presents a unique growth opportunity for China Biologic over the next two years. The additional supply of source plasma and plasma pastes, which represents over 20% of our overall current annual collection volume, will enable us to significantly improve the production utilization rate of our Guizhou production facility and better meet the growing demand for plasma products, including IVIG in tier-one cities in China. To comply with government regulations and better ensure quality control, we’ll prioritize usage of such purchased raw materials during the remainder of 2015 and reserve certain amount of plasma collected from our own plasma stations for future production. Given the long production cycle, we currently expect that the finished products made from such purchased raw materials will begin to be delivered to the market later this year, contributing to our top line performance in the relevant period. Going forward, we expect that our earnings in 2016 and 2017 will also benefit as more pre-reserved raw materials collected at a lower cost in 2015 are put into production.”

“Finally, we are pleased that earlier this week the Chinese National Development and Reform Commission announced removing the retail price ceilings for all drug products except for anesthetics and category I antipsychotics. The long-awaited deregulation move will come into effect on June 1, 2015. Although it is still early to speculate implementation details and timeline for different regions or to assess the impact of the price ceiling removal on our plasma products, we believe this deregulation move should be a favorable policy development for our industry and business in the long term,” Mr. Gao concluded.

First Quarter 2015 Financial Performance

Total sales in the first quarter of 2015 were $70.4 million, an increase of 25.0% from $56.3 million in the same quarter of 2014. The increase was primarily attributable to the sales increases in major plasma-based products and placenta polypeptide.

During the first quarter of 2015, human albumin products and IVIG products remained the largest two sales contributors. The average price for both products increased slightly during the reporting quarter, as a result of the combined effect of the reduced value added tax and the Company’s sales effort to increase market share in tier-one cities and new markets.

•	As a percentage of total sales, human albumin product revenue was 38.2% in the first quarter of 2015 as compared to 42.3% in the same quarter of 2014. The sales volume of human albumin products increased by 13.0% in the reporting quarter.
•	As a percentage of total sales, IVIG revenue was 46.7% in the first quarter of 2015 as compared to 36.5% in the same quarter of 2014. The sales volume of IVIG products increased by 57.0% in the reporting quarter, mainly due to increased sales through distributors in tier-one cities and new markets supported by the increased production volumes by utilizing pre-reserved plasma paste for IVIG raw materials.

Cost of sales increased by 38.4% to $24.5 million in the first quarter of 2015 from $17.7 million in the same quarter of 2014. As a percentage of total sales, cost of sales was 34.8%, as compared to 31.5% in the same quarter of 2014. The increase in cost of sales was mainly due to increased sales activities and increased plasma collection costs.

Gross profit increased by 18.9% to $45.9 million in the first quarter of 2015 from $38.6 million in the same quarter of 2014. Gross margin was 65.2% and 68.5% for the three months ended March 31, 2015 and 2014, respectively.

Total operating expenses in the first quarter of 2015 increased by 4.7% to $11.1 million from $10.6 million in the same quarter of 2014, due to a combined effect of decreased selling expenses and an increase in research and development expenses and general and administrative expenses. As a percentage of total sales, total operating expenses decreased to 15.8% in the first quarter of 2015 from 18.8% in the same quarter of 2014.

Selling expenses in the first quarter of 2015 decreased by 13.0% to $2.0 million from $2.3 million in the same quarter of 2014. As a percentage of total sales, selling expenses were 2.8%, down from 4.1% in the same quarter of 2014. The decrease was primarily due to the decreased per-unit selling expense of placenta polypeptide during the quarter.

General and administrative expenses in the first quarter of 2015 increased by 9.7% to $7.9 million from $7.2 million in the same quarter of 2014. As a percentage of total sales, general and administrative expenses were 11.2% and 12.8% in the first quarter of 2015 and 2014, respectively. The increase in general and administrative expenses was mainly due to the increase in share-based compensation expenses.

Research and development expenses in the first quarter of 2015 were $1.3 million, representing an increase of 18.2% from $1.1 million in the same quarter of 2014. As a percentage of total sales, research and development expenses for the three months ended March 31, 2015 and 2014 were 1.9% and 1.9%, respectively. The increase in research and development expenses was primarily due to the expenditure paid for certain clinical trial programs and raw materials consumption for certain pipeline products.

Income from operations for the three months ended March 31, 2015 was $34.7 million, an increase of 23.9% from $28.0 million in the same period of 2014. Operating margin was 49.3% in the reporting quarter as compared to 49.7% in the same quarter of 2014.

Income tax expense in the first quarter of 2015 was $5.6 million, as compared to $5.3 million in the same quarter of 2014, representing an increase of 5.7%. The effective income tax rates were 15.9% and 18.2% for the three months ended March 31, 2015 and 2014, respectively.

Net income attributable to the Company increased by 26.8% to $23.2 million in the first quarter of 2015, from $18.3 million in the same quarter of 2014. Net margins were 33.0% and 32.5% for the three months ended March 31, 2015 and 2014, respectively. Fully diluted net income per share was $0.87 in the first quarter of 2015, as compared to $0.69 in the first quarter of 2014.

Non-GAAP adjusted net income attributable to the Company increased by 30.9% to $25.0 million in the first quarter of 2015, from $19.1 million in the same quarter of 2014. Net margins were 35.5% and 33.9% for the three months ended March 31, 2015 and 2014, respectively. Non-GAAP adjusted net income per share was $0.94 per diluted share in the first quarter of 2015, as compared to $0.73 in the first quarter of 2014.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended March 31, 2015 excluded $1.8 million of non-cash employee share-based compensation expenses.

As of March 31, 2015, the Company had cash and cash equivalents of $86.0 million, compared to $80.8 million as of December 31, 2014.

Net cash provided by operating activities for the three months ended March 31, 2015 was $16.5 million, as compared to $11.5 million for the three months ended March 31, 2014. The increase in net cash provided by operating activities was primarily due to the increase in net income for the three months ended March 31, 2015 as compared to the same period in 2014. Accounts receivable increased by $9.2 million during the three months ended March 31 2015, as compared to $6.4 million during the same period in 2014, primarily due to a change in sales strategy to collaborate more closely with specialized distributors in their bidding efforts with provincial centers for disease control and prevention to facilitate the sales of human rabies immunoglobulin products. As a result, the Company granted credit terms ranging from two to three months to these specialized distributors rather than requiring full prepayments prior to deliveries.

Net cash used in investing activities for the three months ended March 31, 2015 was $8.5 million, as compared to net cash provided by investing activities of $0.9 million for the same period in 2014. During the three months ended March 31, 2015 and 2014, the Company paid $8.5 million and $7.5 million, respectively, for the acquisition of property, plant and equipment, intangible assets and land use right for Shandong Taibang and Guizhou Taibang. During the three months ended March 31, 2014, the Company received a refund of deposit of $1.6 million from the local government due to a decrease in the size of a land parcel that was granted to the Company in Guizhou, and received $6.6 million upon the maturity of a time deposit.

Net cash used in financing activities for the three months ended March 31, 2015 was $2.1 million, as compared to $78.2 million used for the same period in 2014. The net cash used in financing activities for the three months ended March 31, 2015 mainly consisted of a repayment of $31.6 million on a short-term bank loan and a dividend of $3.0 million to be held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang, partially offset by the maturity of a $32.0 million deposit as security for the same short-term bank loan. The net cash used in financing activities for the three months ended March 31, 2014 mainly consisted of a payment of $70.0 million for share repurchase, a deposit of $72.1 million as cash collateral for certain long-term bank loans, a repayment of $4.9 million on a short-term bank loan, and a dividend of $1.4 million paid by our subsidiaries to the non-controlling interest shareholders, partially offset by proceeds of $70.0 million from certain long-term bank loans.

Financial Outlook

For the full year of 2015, the Company is raising its full year sales forecast. Total sales are expected to be in the range of $290 million to $295 million, which represents growth of 19% to 21% over 2014. Full year non-GAAP adjusted net income is expected to remain in the range of $95 million to $97 million, excluding the potential adverse impact of foreign currency, which represents growth of 26% to 28% over 2014.

Taking into account the potential impact of foreign currency, the Company expects sales and non-GAAP adjusted net income to be negatively impacted by approximately 4% to 5% by applying a current twelve-month forward exchange rate projection of RMB6.41 = $1.00.

This guidance assumes only organic growth and excludes acquisitions and necessarily assumes no significant product price changes during 2015. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am, Eastern Time on Thursday, May 7, 2015, which is 7:30 pm, Beijing Time on May 7, 2015, to discuss first quarter 2015 results and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference all through May 14, 2015. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10065150

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plan regarding the construction of the collection stations, the time required for the collection stations to reach their designed capacities, and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation, actual volume of outsourced source plasma and plasma pastes and timely delivery and quality inspection of these raw materials, potential delay or failure in acquiring land use rights, obtaining construction permits, completing the design or construction, or passing the government inspection and certification process for the new collection stations in Hebei province, potential inability to achieve the designed collection capacities at the new collection stations, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended
	March 31,	March 31,
	2015	2014
	USD	USD
Sales	70,354,331	56,266,577
Cost of sales	24,461,575	17,715,166
Gross profit	45,892,756	38,551,411

Operating expenses
Selling expenses	1,950,688	2,282,486
General and administrative expenses	7,853,195	7,216,626
Research and development expenses	1,342,322	1,073,566
Income from operations	34,746,551	27,978,733

Other income (expenses)
Equity in (loss) income of an equity method investee	(95,067)	337,363
Interest expense	(756,821)	(621,207)
Interest income	1,376,847	1,595,878
Total other income, net	524,959	1,312,034

Earnings before income tax expense	35,271,510	29,290,767

Income tax expense	5,616,150	5,338,218

Net income	29,655,360	23,952,549

Less: Net income attributable to noncontrolling interest	6,492,888	5,678,878

Net income attributable to China Biologic Products, Inc.	23,162,472	18,273,671

Net income per share of common stock:
Basic	0.91	0.72
Diluted	0.87	0.69
Weighted average shares used in computation:
Basic	24,816,877	24,950,549
Diluted	26,066,786	26,132,929

Net income	29,655,360	23,952,549

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(854,362)	(3,116,643)

Comprehensive income	28,800,998	20,835,906

Less: Comprehensive income attributable to noncontrolling interest	6,455,112	5,105,401

Comprehensive income attributable to China Biologic Products, Inc.	22,345,886	15,730,505

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	85,987,596	80,820,224
Restricted cash deposits	71,890,930	63,677,610
Accounts receivable, net of allowance for doubtful accounts	28,539,236	19,402,820
Inventories	103,131,983	101,304,932
Prepayments and other current assets, net of allowance for doubtful accounts	18,866,422	14,781,658
Total Current Assets	308,416,167	279,987,244

Property, plant and equipment, net	85,550,767	80,230,888
Land use rights, net	11,790,940	11,909,136
Deposits related to land use rights	12,785,287	12,792,355
Restricted cash and cash deposits, excluding current portion	-	40,230,250
Equity method investment	18,116,718	18,221,777
Other non-current assets	3,336,976	3,475,442
Total Assets	439,996,855	446,847,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	66,300,000	57,902,600
Accounts payable	5,308,375	4,829,350
Other payables and accrued expenses	43,063,466	49,692,757
Income tax payable	8,043,051	8,257,133
Total Current Liabilities	122,714,892	120,681,840

Long-term bank loans, excluding current portion	-	40,000,000
Deferred income	2,688,807	2,765,024
Other liabilities	8,110,714	8,138,498
Total Liabilities	133,514,413	171,585,362

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,917,505 and 27,865,871 shares issued at March 31, 2015 and December 31, 2014, respectively;
24,857,801 and 24,806,167 shares outstanding at March 31, 2015 and December 31, 2014, respectively	2,792	2,787
Additional paid-in capital	26,427,990	24,008,281
Treasury stock: 3,059,704 and 3,059,704 shares at March 31, 2015 and December 31, 2014, respectively, at cost	(76,570,621)	(76,570,621)

Retained earnings	267,823,863	244,661,391
Accumulated other comprehensive income	19,168,603	19,985,189
Total equity attributable to China Biologic Products, Inc.	236,852,627	212,087,027

Noncontrolling interest	69,629,815	63,174,703

Total Stockholders’ Equity	306,482,442	275,261,730

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	439,996,855	446,847,092

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31,	March 31,
	2015	2014
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	29,655,360	23,952,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,201,020	1,472,397
Amortization	208,237	177,001
Loss on sale of property, plant and equipment	60,540	35,795
Provision (reversal) of allowance for doubtful accounts - accounts receivable	23,656	(18,286)
Allowance for doubtful accounts - other receivables and prepayments	796	-
Write-down of obsolete inventories	4,576	9,092
Deferred tax expense	502,563	920,004
Share-based compensation	1,969,973	980,965
Equity in loss (income) of an equity method investee	95,067	(337,363)
Change in operating assets and liabilities:
Accounts receivable	(9,178,096)	(6,391,825)
Prepayment and other current assets	(1,638,307)	(1,566,829)
Inventories	(1,889,100)	(2,865,378)
Accounts payable	482,077	(1,385,934)
Other payables and accrued expenses	(5,672,053)	(4,570,364)
Deferred income	(74,749)	-
Income tax payable	(209,688)	1,103,529
Net cash provided by operating activities	16,541,872	11,515,353

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(8,478,369)	(6,385,851)
Payment for intangible assets and land use right	-	(1,083,278)
Refund of deposits related to land use right	-	1,635,200
Proceeds upon maturity of time deposit	-	6,608,612
Proceeds from sale of property, plant and equipment	6,219	174,896
Net cash (used in) provided by investing activities	(8,472,150)	949,579

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	449,741	205,712
Repayment of short term bank loans	(31,610,360)	(4,905,600)
Proceeds from long-term bank loans	-	70,000,000
Maturity of deposit as security for short-term bank loan	31,985,122	-
Payment for deposit as security for long-term bank loans	-	(72,128,672)
Payment for share repurchase	-	(70,000,000)
Dividend paid by subsidiaries to noncontrolling interest shareholders	-	(1,409,542)
Dividend to the trial court to be held in escrow as to dispute with Jie'an	(2,988,194)	-
Net cash used in financing activities	(2,163,691)	(78,238,102)

EFFECTS OF FOREIGN EXCHANGE RATE CHANGE ON CASH	(738,659)	(817,070)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,167,372	(66,590,240)

Cash and cash equivalents at beginning of period	80,820,224	144,138,487

Cash and cash equivalents at end of period	85,987,596	77,548,247

Supplemental cash flow information
Cash paid for income taxes	5,373,179	3,276,548
Cash paid for interest expense	660,018	331,605
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	189,074	2,574,119

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the three months ended
	March 31,	March 31,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	24,950,406	19,071,546
Diluted EPS - Non GAAP	0.94	0.73
Non-cash employee stock compensation	(1,787,934)	(797,875)
Net Income Attributable to the Company	23,162,472	18,273,671
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,066,786	26,132,929

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